UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2016

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive Latham, New York	12110

(Address of Principal Executive Offices)	(Zip Code)

(518) 795-1400

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.01.  Changes in Registrant’s Certifying Accountant.

As previously disclosed in the proxy statement for the 2016 Annual Meeting of AngioDynamics, Inc. (“AngioDynamics” or the “Company”), to be held on Tuesday, October 25, 2016, the Company’s Audit Committee elected to initiate a request for proposal (“RFP”) to appoint an independent registered public accounting firm for fiscal 2017. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2006.

On October 6, 2016, the Company’s Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, following the Company’s October 4, 2016 dismissal of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The dismissal was effective upon the Company filing its Form 10-Q for the quarterly period ended August 31, 2016, which occurred on October 5, 2016.

During the fiscal years ended May 31, 2016 and May 31, 2015 and the subsequent interim period through October 6, 2016, neither the Company nor anyone on its behalf consulted with Deloitte & Touche LLP with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act of 1933, as amended, and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

During the two fiscal years ended May 31, 2016 and May 31, 2015 and the subsequent interim period through October 4, 2016, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in their reports on the Company’s financial statements for such years.

The audit reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company and subsidiaries for the two fiscal years ended May 31, 2016 and May 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.
As previously disclosed, during the fiscal year ended May 31, 2014 and as of May 31, 2014, August 31, 2014 and November 30, 2014, the Company had reportable events related to material weaknesses in its internal control over financial reporting.  The material weaknesses identified in the Form 10-K and Forms 10-Q related to effective controls over the preparation, review and approval of certain account reconciliations.  Specifically, the Company did not maintain effective controls over the completeness and analysis of supporting schedules and underlying data supporting account reconciliations prepared for certain prepaid expenses and other assets and fixed assets and accumulated depreciation.  Also, the Company lacked a sufficient complement of personnel with a level of financial reporting expertise commensurate with its financial reporting requirements, specifically, with respect to resources capable of: monitoring and accurately recording certain routine transactions specifically in prepaid expenses and other assets, fixed assets and accumulated depreciation; evaluating the presentation and disclosure of contingent consideration liabilities and intangible assets; effectively performing testing related to the Company’s enterprise resource planning (“ERP”) implementation specifically associated with the configuration of certain intercompany transactions and the conversion of data related to depreciation; and properly performing account reconciliations as noted above.  During 2015, management of the Company was actively engaged in the implementation of remediation efforts to address the material weaknesses noted above.  Based upon the significant actions taken and the testing and evaluation of the effectiveness of our internal control over financial reporting, management concluded the material weaknesses in internal control over financial reporting no longer existed as of May 31, 2015.

The Company provided PricewaterhouseCoopers LLP with a copy of the above disclosures and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agreed with the statements.  A copy of the letter furnished by PricewaterhouseCoopers LLP in response to that request is filed as Exhibit 16.1 to this Form 8-K.

Going forward, following the 2016 Annual Meeting, the Company expects the appointment of the Company’s independent registered public accounting firm to be presented to shareholders for ratification at each Annual Meeting.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
16.1	Letter dated October 6, 2016 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC. (Registrant)

Date: October 6, 2016	By:	/s/ Stephen A. Trowbridge
Name: Stephen A. Trowbridge
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter dated October 6, 2016 from PricewaterhouseCoopers LLP to the Securities and Exchange Commission.